Exhibit 10.15

April 21, 2011 (Amended)

Mr. George de Urioste

21140 Canyon Oak Way

Cupertino, CA 95014

Dear Mr. de Urioste,

On behalf of the board of directors, it is my pleasure to offer you a position as a member of the board of directors of GCT Semiconductor, Inc. (the “Company”). This letter shall serve to confirm the terms of your service on the board of directors of the Company (the “Board”) and as a member of and chair of the audit committee of the Board. Such service shall begin on April 22, 2011. If the terms discussed below are acceptable to you, please sign this confirmation letter where indicated and return it to me.

It is expected that the Board will meet formally once per month. Of course, your duties as a director will entail an additional commitment of time as well. Subject to the Board’s approval, the Company will grant you a non-qualified stock option to purchase up to Three Hundred Fifty Thousand (350,000) shares of the Company’s common stock (the “Option”) at an exercise price, equal to the fair market value on the date of grant as determined by the board of directors. The Option shall vest on a monthly basis over a period of thirty six months following the date you join the Board provided that you continue to serve as a Board member. In the event there is a Change in Control (as defined in the Company’s 2010 Stock Option Plan, the “Stock Option Plan”), 100% of all your unvested stock options and/or stock will vest and become exercisable immediately prior to the effective date of a Change in Control. The Option shall remain so exercisable until the expiration of the Option term. The terms of the Option shall otherwise be subject to the terms of the Stock Option Plan and you shall be provided with a stock option agreement and notice of grant as provided under the Stock Option Plan. In addition, subject to the Board’s approval, the Company shall pay to you a retainer of Sixty Thousand Dollars (U$60,000) per annum to be paid in equal installments on a monthly basis. The Company will not make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility.

The Company shall also reimburse you, after providing prior approval, for reasonable costs incurred for attending accredited continuing education courses with respect to corporate governance, audit, accounting, tax, information technology and legal matters related to the responsibilities and functions of the audit committee.

The Company will indemnify you in your capacity as a director, pursuant to its standard indemnification agreement to be provided separately. The Company will reimburse you for reasonable travel and other incidental expenses approved by the Company, provided that you provide the Company with appropriate receipts or other relevant documentation.

You understand that the Company has rights to information that has been created, discovered or become known to the Company which is confidential and has commercial value in its business (“Proprietary Information”). You understand that your relationship with the Company creates a relationship of confidence and trust between you and the Company. You agree to keep in confidence and trust all such information, and you will not use or disclose any such information except as directed by the Company. During the term of your relationship with the Company, all Proprietary Information shall be the sole property of the Company. The Company shall be the sole owner of all trade secret and other rights, and you agree to assign to the Company any rights you may have or acquire in such information and other inventions.

Upon termination of this Agreement, or otherwise upon the Company’s request, you agree to return to the Company all Proprietary Information of the Company.

You agree that this Agreement does not, in any way, conflict with any other agreement and/or commitment on your part which would prohibit you from performing your responsibilities hereunder.

The terms of this offer must be agreed to as a condition of your service upon the board of directors. To accept this offer, please sign below.

We look forward to working with you to make GCT Semiconductor, Inc. a success. If there are any aspects of our offer that you would like clarified, please let me know.

Very truly yours,

/s/ Kyeong Ho Lee
Kyeong Ho Lee President and CEO GCT Semiconductor, Inc.

ACCEPTANCE

I accept this offer to serve upon the board of directors of GCT Semiconductor, Inc. The provisions stated in this letter supersede all prior discussions and offer negotiations.

Accepted:

By:	/s/ George de Urioste
(Signature)

Name:	George de Urioste
(Print Full Name)

Date: